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Exhibit 99(a)(12)

PRESS RELEASE

Collins Industries, Inc.	Contacts:	Larry W. Sayre,
15 Compound Drive		Vice President of Finance
Huthinson, Kansas 67502-4349		and Chief Financial Officer
	Phone:	620-663-5551
For Immediate Release November 4, 2003

COLLINS ANNOUNCES TENDERS BY AFFILIATE AND OFFICER

        Hutchinson, Kansas, November 4, 2003—Collins Industries, Inc. (the "Company") (NASDAQ: COLL) announced today that it has been informed that Collins Capital Corporation, an affiliate of the Company, intends to tender 64,922 Company shares and Kent E. Tyler, Vice President of Marketing, intends to tender 4,170 Company shares in the Company's previously announced modified dutch auction tender offer. These shares represent less than 1% of the total shares of Company common stock currently outstanding. All shares tendered by Collins Capital Corporation and Mr. Tyler will be tendered at the purchase price determined in the offer rather than at a price selected by them.

        The foregoing material may contain forward-looking statements. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "intends," "anticipates," "estimates," "expects," "plans," "predicts," and similar expressions. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Collins Industries, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

        Collins Industries, Inc. is North America's largest manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to over 1,000 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

        For more information on Collins Industries, Inc., visit Collins Industries, Inc.'s web site at http://www.collinsind.com.

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PRESS RELEASE